Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal Year 2019 Results in Line with Guidance

Company Making Progress on Strategic Priorities to Deliver Long-Term Growth

Fiscal 2019 Walgreens Boots Alliance highlights, year-over-year

•	Sales increased 4.1 percent to $136.9 billion, up 5.8 percent on a constant currency basis

•	Operating income decreased 20.5 percent to $5.0 billion; Adjusted operating income decreased 9.6 percent to $6.9 billion, down 8.6 percent on a constant currency basis

•	EPS decreased 14.6 percent to $4.31; Adjusted EPS decreased 0.5 percent to $5.99, up 0.5 percent on a constant currency basis

Fourth quarter highlights, year-over-year

•	Sales increased 1.5 percent to $34.0 billion, up 2.6 percent on a constant currency basis

•	Operating income decreased 37.0 percent to $878 million; Adjusted operating income decreased 11.9 percent to $1.6 billion, down 11.1 percent on a constant currency basis

•	EPS decreased 51.4 percent to $0.75; Adjusted EPS decreased 3.7 percent to $1.43, down 2.9 percent on a constant currency basis

Transformational Cost Management Program

•	Company raised its annual cost savings target from in excess of $1.5 billion to in excess of $1.8 billion by fiscal 2022

Fiscal 2020 guidance

•	Company introduced guidance of roughly flat growth in fiscal 2020 adjusted EPS, on a constant currency basis

DEERFIELD, Ill., October 28, 2019 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the fiscal year and fourth quarter that ended August 31, 2019.

Executive Vice Chairman and CEO Stefano Pessina said, “We are pleased to report fiscal 2019 results in line with our previously stated guidance despite a challenging operating environment. We are also making progress on our four strategic priorities, which we remain confident are positioning us to deliver long-term growth. While we still face headwinds, I am encouraged by the improvement in U.S. comparable sales performance in the second half of fiscal 2019 and our progress in managing costs in order to save to invest to grow. We are introducing guidance for fiscal 2020 adjusted earnings per share, which we expect will be roughly consistent with fiscal 2019 at constant currency rates—  very much in line with our expectations.”

Overview of Fiscal Year Results

Fiscal 2019 net earnings attributable to Walgreens Boots Alliance decreased 20.7 percent to $4.0 billion, while net earnings per share1 decreased 14.6 percent to $4.31, compared with the prior year.

Adjusted net earnings attributable to Walgreens Boots Alliance2 in fiscal 2019 decreased 7.6 percent to $5.5 billion, down 6.7 percent on a constant currency basis, compared with the prior year. Adjusted earnings per share decreased 0.5 percent to $5.99, up 0.5 percent on a constant currency basis, compared with the prior year.

Sales increased 4.1 percent to $136.9 billion in fiscal 2019 compared with the prior year. On a constant currency basis, sales increased 5.8 percent.

Operating income in fiscal 2019 was $5.0 billion, a decrease of 20.5 percent from the prior year. Adjusted operating income was $6.9 billion, a decrease of 9.6 percent, and a decrease of 8.6 percent on a constant currency basis.

Net cash provided by operating activities was $5.6 billion in fiscal 2019, a decrease of $2.7 billion from fiscal 2018. Free cash flow was $3.9 billion, a decrease of $3.0 billion from fiscal 2018. These decreases primarily reflect cash flows relating to the integration of Rite Aid stores, non-recurring cash tax benefits in fiscal 2018, and transition tax payments, legal settlements and cash charges relating to the implementation of the Transformational Cost Management Program in fiscal 2019.

Overview of Fourth Quarter Results

Fiscal 2019 fourth quarter net earnings attributable to Walgreens Boots Alliance decreased 55.2 percent to $677 million compared with the same quarter a year ago, while net earnings per share1 decreased 51.4 percent to $0.75 compared with the same quarter a year ago. These results reflect higher charges as the company accelerated its Transformational Cost Management Program.

Adjusted net earnings attributable to Walgreens Boots Alliance2 decreased 11.3 percent to $1.3 billion, down 10.6 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted earnings per share were $1.43, down 3.7 percent on a reported currency basis and down 2.9 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the fourth quarter were $34.0 billion, an increase of 1.5 percent from the year-ago quarter, and an increase of 2.6 percent on a constant currency basis.

Operating income was $878 million, a decrease of 37.0 percent from the same quarter a year ago. Adjusted operating income was $1.6 billion, a decrease of 11.9 percent from the same quarter a year ago, and a decrease of 11.1 percent on a constant currency basis.

Net cash provided by operating activities was $2.4 billion in the fourth quarter, a decrease of $439 million from the same quarter a year ago. Free cash flow was $1.9 billion, a decrease of $510 million versus the same quarter last year.

Company Outlook

The company today introduced guidance of roughly flat growth in fiscal 2020 adjusted earnings per share at constant currency rates, with a range of plus or minus 3 percent. Excluding the impact of lower fiscal 2019 bonus payout, this expected performance represents a year-over-year increase in the mid-single digits.

Progress on Strategic Priorities

During fiscal 2019, the company made progress on its four strategic priorities: accelerating digitalization; transforming and restructuring retail offering; creating neighborhood health destinations; and the Transformational Cost Management Program.

Selected highlights include the following:

•	Walgreens Boots Alliance announced its strategic partnership with Microsoft to deliver innovative platforms that enable next-generation health networks and care management solutions;

•	Walgreens expanded its Find Care platform with new strategic partners and offerings;

•	Walgreens and Kroger Co. expanded their store-in-store pilot and the innovative Kroger Express concept;

•	Walgreens and LabCorp expanded their collaboration, with at least 600 LabCorp patient service centers at Walgreens stores planned;

•	Through numerous pilots, Walgreens is teaming up with U.S. national and regional partners in select locations to provide comprehensive health care services built around a more modern pharmacy;

•	The company made an investment in specialty pharmacy provider Shields Health Solutions; and

•

Boots UK digitalized the Boots Advantage Card, with an app now integrated across all main customer platforms, and Boots.com sales increased 14.4 percent in fiscal 2019 and 18.4 percent in the fourth quarter.

The Transformational Cost Management Program is on track and today the company announced it is increasing targeted annual savings from the program from in excess of $1.5 billion to in excess of $1.8 billion, by fiscal 2022.

Business Divisions

Retail Pharmacy USA:

Retail Pharmacy USA had fourth quarter sales of $26.0 billion, an increase of 2.1 percent over the year-ago quarter. Excluding the impact of store optimization following the acquisition of Rite Aid stores, organic sales growth was 2.9 percent in the quarter. Sales in comparable stores increased 3.4 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 75.1 percent of the division’s sales in the quarter, increased 4.2 percent compared with the year-ago quarter, primarily due to higher brand inflation and prescription volume, and strong growth in central specialty. Comparable pharmacy sales increased 5.4 percent. The division filled 283 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 1.2 percent over the year-ago quarter. Prescriptions filled in comparable stores adjusted to 30-day equivalents increased 3.3 percent compared with the same quarter a year ago.

Retail prescription market share on a 30-day adjusted basis in the fourth quarter decreased approximately 55 basis points over the year-ago quarter to 21.0 percent, as reported by IQVIA3. This decrease is primarily due to store optimization. Retail prescription market share in fiscal 2019 expanded by 35 basis points to 21.3 percent, the division’s highest ever annual share, compared with 20.9 percent in fiscal 2018.

Retail sales decreased 3.9 percent in the fourth quarter compared with the year-ago period, including the impact of store optimization following the acquisition of Rite Aid stores. Comparable retail sales decreased 1.2 percent in the quarter, entirely due to continued de-emphasis of tobacco.

Gross profit decreased 3.9 percent compared with the same quarter a year ago and includes a decrease of 2.4 percentage points related to LIFO and a decrease in adjusted gross profit. Adjusted gross profit decreased 1.1 percent, reflecting a decrease in retail, partially offset by pharmacy.

Fourth quarter selling, general and administrative expenses (SG&A) as a percentage of sales improved 0.1 percentage point compared with the year-ago quarter due to lower legal and regulatory accruals and settlements, partially offset by costs incurred under the Transformational Cost Management Program. Adjusted SG&A as a percentage of sales remained unchanged compared to the same quarter a year ago. The fourth quarter of 2019 was impacted by a one-time benefit of $69 million in the prior year associated with a previously disclosed adjustment related to certain legal and regulatory accruals and settlements. The quarter also included $53 million of costs related to previously announced labor, store and digital investments.

Operating income in the fourth quarter decreased 30.3 percent from the year-ago quarter to $700 million, reflecting lower gross margin, and includes a 16.1 percent impact from charges incurred under the Transformational Cost Management Program. Adjusted operating income in the fourth quarter decreased 12.2 percent from the year-ago quarter to $1.1 billion. Adjusted operating income includes an adverse impact of 5.3 percentage points from the prior year legal and regulatory accruals and settlements adjustment mentioned above, as well as 4.1 percentage points from the store, labor and digital investments.

Retail Pharmacy International:

Retail Pharmacy International had fourth quarter sales of $2.7 billion, a decrease of 6.3 percent from the year-ago quarter, primarily reflecting an adverse currency impact of 4.5 percent. Sales decreased 1.8 percent on a constant currency basis, mainly due to a 2.1 percent decline in Boots UK.

Comparable pharmacy sales decreased 1.0 percent on a constant currency basis, primarily due to lower volume and lower National Health System (NHS) funding levels in the UK. Comparable retail sales decreased 2.7 percent on a constant currency basis, with Boots UK maintaining share in a retail market that remains challenging.

Gross profit decreased 9.9 percent compared with the same quarter a year ago, and on a constant currency basis, adjusted gross profit decreased 5.4 percent, in each case, mainly due to lower retail sales and margin in Boots UK, and to lower pharmacy margin.

SG&A as a percentage of sales increased by 4.5 percentage points. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased by 0.2 percentage point.

Operating income in the fourth quarter decreased 78.7 percent from the year-ago quarter to $49 million, while adjusted operating income decreased 23.8 percent to $194 million, down 20.7 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had fourth quarter sales of $5.7 billion, an increase of 3.1 percent from the year-ago quarter. On a constant currency basis, comparable sales increased 7.9 percent, led by emerging markets and the UK.

Operating income in the fourth quarter was $129 million, which included a gain of $59 million from the company’s equity earnings in AmerisourceBergen, compared with operating income of $163 million in the year-ago quarter, which included a gain of $49 million from the company’s equity earnings in AmerisourceBergen. Adjusted operating income increased 3.7 percent to $229 million, up 6.9 percent on a constant currency basis.

Dividends Declared

During the fourth quarter, the company declared a quarterly dividend of 45.75 cents per share, an increase of 4 percent. The dividend was payable September 12, 2019 to stockholders of record as of August 20, 2019 and raised the annual rate from $1.76 per share to $1.83 per share. This marked the 44th consecutive year that Walgreens Boots Alliance and its predecessor company, Walgreen Co., have raised the dividend.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the fourth quarter results beginning at 8:30 a.m. Eastern time today, October 28, 2019. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, October 28, 2019 through November 4, 2019 by calling +1 855 859 2056 within the U.S. and Canada, or +1 404 537 3406 outside the U.S. and Canada, using replay code 9494436.

[1]	All references to earnings per share (EPS) are to diluted EPS attributable to Walgreens Boots Alliance.
[2]

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and organic sales and free cash flow.

[3]	Due to revisions made by IQVIA to the methodology used for its retail prescription database, market share has been restated for the comparable year-ago period.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Company Outlook” and “Progress on Strategic Priorities” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives, pilot programs, strategic partnerships and initiatives, and restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “transform,” “accelerate,” “model,” “long-term,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, our supply, commercial and framework arrangements and transactions with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, circumstances that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union and international trade policies, tariffs, including tariff negotiations between the United States and China, and relations, the risks associated with cybersecurity or privacy breaches related to customer information, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the asset acquisition from Rite Aid, the risks associated with the integration of complex businesses, regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2018, the Quarterly Report on Form 10-Q for the quarter ended February 28, 2019 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

Certain amounts in the tables in the appendix to this press release may not add due to rounding. All percentages have been calculated using unrounded amounts for the three and twelve months ended August 31, 2019.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted health care heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 440,000 people and has more than 18,750 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. The company’s businesses have been recognized for their Corporate Social Responsibility. Walgreens was named to FORTUNE* magazine’s 2019 Companies that Change the World list and Boots UK was recognized as Responsible Business of the Year 2019-2020 by Business in the Community.

WBA is included in FORTUNE’s 2019 list of the World’s Most Admired Companies, ranked first in the food and drugstore category. This is the 26th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

*	© 2019, Fortune Media IP Limited. Used under license.

(WBA-ER)

Media Relations	Contact
U.S. / Fiona Ortiz International	+1 847 315 6402 +44(0)20 7980 8585
Investor Relations	Contact
Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended August 31,		Twelve months ended August 31,
	2019	2018	2019	2018
Sales	$33,954	$33,442	$136,866	$131,537
Cost of sales	26,727	25,867	106,790	100,745

Gross profit	7,228	7,575	30,076	30,792
Selling, general and administrative expenses	6,408	6,228	25,242	24,694
Equity earnings in AmerisourceBergen	59	49	164	191

Operating income	878	1,396	4,998	6,289
Other income	5	424	233	302

Earnings before interest and income tax provision	883	1,820	5,231	6,591
Interest expense, net	175	159	704	616

Earnings before income tax provision	708	1,661	4,527	5,975
Income tax provision	26	159	588	998
Post tax earnings from other equity method investments	4	12	23	54

Net earnings	686	1,514	3,962	5,031
Net earnings (loss) attributable to noncontrolling interests	9	2	(20)	7

Net earnings attributable to Walgreens Boots Alliance, Inc.	$677	$1,512	$3,982	$5,024

Net earnings per common share:
Basic	$0.75	$1.55	$4.32	$5.07
Diluted	$0.75	$1.55	$4.31	$5.05

Weighted average common shares outstanding:
Basic	899.6	974.6	921.5	991.0
Diluted	900.7	977.9	923.5	995.0

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions)

	August 31, 2019	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,023	$785
Accounts receivable, net	7,226	6,573
Inventories	9,333	9,565
Other current assets	1,118	923

Total current assets	18,700	17,846

Non-current assets:
Property, plant and equipment, net	13,478	13,911
Goodwill	16,560	16,914
Intangible assets, net	10,876	11,783
Equity method investments	6,851	6,610
Other non-current assets	1,133	1,060

Total non-current assets	48,899	50,278

Total assets	$67,598	$68,124

Liabilities and equity
Current liabilities:
Short-term debt	$5,738	$1,966
Trade accounts payable	14,341	13,566
Accrued expenses and other liabilities	5,474	5,862
Income taxes	216	273

Total current liabilities	25,769	21,667

Non-current liabilities:
Long-term debt	11,098	12,431
Deferred income taxes	1,785	1,815
Other non-current liabilities	4,795	5,522

Total non-current liabilities	17,678	19,768

Total equity	24,152	26,689

Total liabilities and equity	$67,598	$68,124

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Twelve months ended August 31,
	2019	2018

Cash flows from operating activities:
Net earnings	$3,962	$5,031
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,038	1,770
Gain on previously held equity interest	—	(337)
Deferred income taxes	100	(322)
Stock compensation expense	119	130
Equity earnings from equity method investments	(187)	(244)
Other	302	296
Changes in operating assets and liabilities:
Accounts receivable, net	(789)	(391)
Inventories	141	331
Other current assets	(112)	(22)
Trade accounts payable	954	1,352
Accrued expenses and other liabilities	(374)	287
Income taxes	(406)	694
Other non-current assets and liabilities	(154)	(311)

Net cash provided by operating activities	5,594	8,263

Cash flows from investing activities:
Additions to property, plant and equipment	(1,702)	(1,367)
Proceeds from sale leaseback transactions	3	—
Proceeds from sale of other assets	117	655
Business, investment and asset acquisitions, net of cash acquired	(741)	(4,793)
Other	16	4

Net cash used for investing activities	(2,307)	(5,501)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	536	586
Proceeds from debt	12,433	5,900
Payments of debt	(10,461)	(4,890)
Stock purchases	(4,160)	(5,228)
Proceeds related to employee stock plans	174	174
Cash dividends paid	(1,643)	(1,739)
Other	75	(98)

Net cash used for financing activities	(3,047)	(5,295)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9)	11

Changes in cash, cash equivalents and restricted cash
Net increase (decrease) in cash, cash equivalents and restricted cash	232	(2,522)
Cash, cash equivalents and restricted cash at beginning of period	975	3,496

Cash, cash equivalents and restricted cash at end of period	$1,207	$975

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least twelve consecutive months without closure for seven or more consecutive days and without a major remodel or being subject to a natural disaster in the past twelve months. Relocated stores are not included as comparable stores for the first twelve months after the relocation. Acquired stores are not included as comparable stores for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the fourth quarter of fiscal 2019 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 6.5 percent, comparable pharmacy sales on a reported currency basis decreased 5.7 percent and comparable retail sales on a reported currency basis decreased 7.1 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis increased 3.1 percent.

Organic sales

Organic sales is a non-GAAP financial measure defined as sales excluding certain sales relating to non-comparable acquisitions, divestitures and joint ventures that have been consummated in the past twelve months. Retail Pharmacy USA’s fourth quarter sales were $26.0 billion, an increase of 2.1 percent over the year-ago quarter. Non-comparable acquisitions, divestitures and joint ventures had a negative impact of 0.8 percentage point, or $139 million.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended August 31,		Twelve months ended August 31,
	2019	2018	2019	2018
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$677	$1,512	$3,982	$5,024

Adjustments to operating income:
Acquisition-related amortization and impairment[1]	194	119	567	448
Transformational cost management	212	—	477	—
Acquisition-related costs	75	58	303	231
Adjustments to equity earnings in AmerisourceBergen	42	39	233	175
Store optimization	97	76	196	100
LIFO provision	60	(82)	136	84
Certain legal and regulatory accruals and settlements[2]	—	164	31	284
Asset recovery	—	—	—	(15)
Hurricane-related costs	—	—	—	83

Total adjustments to operating income	680	374	1,944	1,390

Adjustments to other income (expense):
Net investment hedging loss (gain)	8	15	18	(21)
Gain on sale of equity method investment	—	(322)	—	(322)
Impairment of equity method investment	—	—	—	178
Termination of option granted to Rite Aid	—	—	(173)	—

Total adjustments to other income (expense)	8	(307)	(155)	(165)

Adjustments to interest expense, net:
Prefunded acquisition financing costs	—	—	—	29

Total adjustments to interest expense, net	—	—	—	29

Adjustments to income tax provision:
Equity method non-cash tax	9	6	18	25
U.S. tax law changes[3]	(5)	(169)	(8)	(125)
Tax impact of adjustments[4]	(103)	31	(291)	(193)

Total adjustments to income tax provision	(99)	(132)	(281)	(293)

Adjustments to post tax equity earnings from other equity method investments:
Adjustments to equity earnings in other equity method investments[5]	17	—	40	—

Total adjustments to post tax equity earnings from other equity method investments	17	—	40	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,284	$1,447	$5,529	$5,985

Diluted net earnings per common share (GAAP)	$0.75	$1.55	$4.31	$5.05
Adjustments to operating income	0.75	0.38	2.10	1.40
Adjustments to other income (expense)	0.01	(0.31)	(0.17)	(0.17)
Adjustments to interest expense, net	—	—	—	0.03
Adjustments to income tax provision	(0.11)	(0.14)	(0.30)	(0.29)
Adjustments to equity methods in other equity method investments	0.02	—	0.04	—

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.43	$1.48	$5.99	$6.02

Weighted average common shares outstanding, diluted (in millions)	900.7	977.9	923.5	995.0

[1]

Includes impairment of $73 million for indefinite-lived pharmacy licenses intangible asset recorded during the three months ended August 31, 2019, in the Boots reporting unit within the Retail Pharmacy International segment.

[2]

Beginning in the quarter ended August 31, 2018, management reviewed and refined its practice to include all charges related to the matters included in certain legal and regulatory accruals and settlements. In order to present non-GAAP measures on a consistent basis for fiscal year 2018, the company included adjustments in the quarter ended August 31, 2018 of $14 million, $50 million and $5 million which were previously accrued in the company’s financial statements for the quarters ended November 30, 2017, February 28, 2018, and May 31, 2018, respectively. These additional adjustments impact the comparability of such results to the results reported in prior and future quarters.

[3]	Discrete tax-only items.
[4]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments and the adjusted tax rate true-up.
[5]

Beginning in the quarter ended May 31, 2019, management reviewed and refined its practice to reflect the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the company’s non-GAAP measures in order to provide investors with a comparable view of performance across periods. These adjustments include acquisition-related amortization and acquisition-related costs and were immaterial for the prior periods presented. Although the company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

Reconciliation of Non-GAAP Measures by Division

	Three months ended August 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	26,040	2,703	5,742	(532)	33,954
Gross profit (GAAP)	5,631	1,104	492	—	7,228
Transformational cost management	—	3	—	—	3
Acquisition-related costs	13	—	—	—	13
Store optimization	5	—	—	—	5
LIFO provision	60	—	—	—	60

Adjusted gross profit (Non-GAAP measure)	5,710	1,107	492	—	7,309

Selling, general and administrative expenses (GAAP)	$4,932	$1,055	$421	$—	$6,408
Acquisition-related amortization and impairment[2]	(78)	(97)	(19)	—	(194)
Transformational cost management	(130)	(42)	(36)	—	(208)
Acquisition-related costs	(58)	(3)	(1)	—	(62)
Store optimization	(91)	—	—	—	(91)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,574	$913	$364	$—	$5,852

Operating income (GAAP)	$700	$49	$129	$—	$878
Acquisition-related amortization and impairment[2]	78	97	19	—	194
Transformational cost management	130	46	36	—	212
Acquisition-related costs	72	3	1	—	75
Adjustments to equity earnings in AmerisourceBergen	—	—	42	—	42
Store optimization	97	—	—	—	97
LIFO provision	60	—	—	—	60

Adjusted operating income (Non-GAAP measure)	$1,135	$194	$229	$—	$1,558

Gross margin (GAAP)	21.6%	40.8%	8.6%		21.3%
Adjusted gross margin (Non-GAAP measure)	21.9%	41.0%	8.6%		21.5%
Selling, general and administrative expenses percent to sales (GAAP)	18.9%	39.0%	7.3%		18.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.6%	33.8%	6.3%		17.2%
Operating margin (GAAP)[3]	2.7%	1.8%	1.2%		2.4%
Adjusted operating margin (Non-GAAP measure)[3]	4.4%	7.2%	2.2%		4.3%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month periods ended August 31, 2019 includes AmerisourceBergen equity earnings for the periods of April 1, 2019 through June 30, 2019 and July 1, 2018 through June 30, 2019, respectively. Operating income for the three and twelve month periods ended August 31, 2018 includes AmerisourceBergen equity earnings for the period of April 1, 2018 through June 30, 2018 and July 1, 2017 through June 30, 2018, respectively.

[2]	See note 1 on page 13.
[3]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.

Reconciliation of Non-GAAP Measures by Division

	Three months ended August 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$25,508	$2,886	$5,568	$(520)	$33,442
Gross profit (GAAP)	$5,860	$1,225	$491	$(1)	$7,575
Acquisition-related amortization	(3)	—	—	—	(3)
LIFO provision	(82)	—	—	—	(82)

Adjusted gross profit (Non-GAAP measure)	$5,775	$1,225	$491	$(1)	$7,490

Selling, general and administrative expenses (GAAP)[2]	$4,856	$995	$377	$—	$6,228
Acquisition-related amortization	(77)	(25)	(20)	—	(122)
Acquisition-related costs	(58)	—	—	—	(58)
Store optimization	(76)	—	—	—	(76)
Certain legal and regulatory accruals and settlements[3]	(164)	—	—	—	(164)

Adjusted selling, general and administrative expenses (Non-GAAP measure)[2]	$4,481	$970	$357	$—	$5,808

Operating income (GAAP)[2]	$1,004	$230	$163	$(1)	$1,396
Acquisition-related amortization	74	25	20	—	119
Acquisition-related costs	58	—	—	—	58
Adjustments to equity earnings in AmerisourceBergen	—	—	39	—	39
Store optimization	76	—	—	—	76
LIFO provision	(82)	—	—	—	(82)
Certain legal and regulatory accruals and settlements[3]	164	—	—	—	164

Adjusted operating income (Non-GAAP measure)[2]	$1,294	$255	$222	$(1)	$1,770

Gross margin (GAAP)	23.0%	42.4%	8.8%		22.7%
Adjusted gross margin (Non-GAAP measure)	22.6%	42.4%	8.8%		22.4%
Selling, general and administrative expenses percent to sales (GAAP)[2]	19.0%	34.5%	6.8%		18.6%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)[2]	17.6%	33.6%	6.4%		17.4%
Operating margin (GAAP)[2,4]	3.9%	8.0%	2.0%		4.0%
Adjusted operating margin (Non-GAAP measure)[2,4]	5.1%	8.8%	2.4%		5.0%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month periods ended August 31, 2019 includes AmerisourceBergen equity earnings for the periods of April 1, 2019 through June 30, 2019 and July 1, 2018 through June 30, 2019, respectively. Operating income for the three and twelve month periods ended August 31, 2018 includes AmerisourceBergen equity earnings for the period of April 1, 2018 through June 30, 2018 and July 1, 2017 through June 30, 2018, respectively.

[2]

The company adopted new accounting guidance in Accounting Standards Update 2017-07 as of September 1, 2018 (fiscal 2019) on a retrospective basis for the Consolidated Statements of Earnings presentation. This change resulted in reclassification of all the other net cost components (excluding service cost component) of net pension cost and net postretirement benefit cost from selling, general and administrative expenses to other income (expense) with no impact on the company’s net earnings.

[3]	See note 2 on page 13.
[4]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.

Reconciliation of Non-GAAP Measures by Division

	Twelve months ended August 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$104,532	$11,462	$23,053	$(2,180)	$136,866
Gross profit (GAAP)	$23,511	$4,522	$2,041	$2	$30,076
Transformational cost management	—	45	—	—	45
Acquisition-related costs	63	—	—	—	63
Store optimization	8	—	—	—	8
LIFO provision	136	—	—	—	136

Adjusted gross profit (Non-GAAP measure)	$23,718	$4,567	$2,041	$2	$30,328

Selling, general and administrative expenses (GAAP)	$19,424	$4,084	$1,734	$—	$25,242
Acquisition-related amortization and impairment[2]	(315)	(173)	(78)	—	(567)
Transformational cost management	(189)	(89)	(155)	—	(432)
Acquisition-related costs	(237)	(3)	(1)	—	(241)
Store optimization	(189)	—	—	—	(189)
Certain legal and regulatory accruals and settlements[3]	(31)	—	—	—	(31)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$18,464	$3,819	$1,499	$—	$23,783

Operating income (GAAP)	$4,088	$438	$471	$1	$4,998
Acquisition-related amortization and impairment[2]	315	173	78	—	567
Transformational cost management	189	133	155	—	477
Acquisition-related costs	300	3	1	—	303
Adjustments to equity earnings in AmerisourceBergen	—	—	233	—	233
Store optimization	196	—	—	—	196
LIFO provision	136	—	—	—	136
Certain legal and regulatory accruals and settlements[3]	31	—	—	—	31

Adjusted operating income (Non-GAAP measure)	$5,255	$747	$939	$1	$6,942

Gross margin (GAAP)	22.5%	39.5%	8.9%		22.0%
Adjusted gross margin (Non-GAAP measure)	22.7%	39.8%	8.9%		22.2%
Selling, general and administrative expenses percent to sales (GAAP)	18.6%	35.6%	7.5%		18.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.7%	33.3%	6.5%		17.4%
Operating margin (GAAP)[4]	3.9%	3.8%	1.3%		3.5%
Adjusted operating margin (Non-GAAP measure)[4]	5.0%	6.5%	2.4%		4.8%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month periods ended August 31, 2019 includes AmerisourceBergen equity earnings for the periods of April 1, 2019 through June 30, 2019 and July 1, 2018 through June 30, 2019, respectively. Operating income for the three and twelve month periods ended August 31, 2018 includes AmerisourceBergen equity earnings for the period of April 1, 2018 through June 30, 2018 and July 1, 2017 through June 30, 2018, respectively.

[2]	See note 1 on page 13.
[3]	See note 2 on page 13.
[4]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.

Reconciliation of Non-GAAP Measures by Division

	Twelve months ended August 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$98,392	$12,281	$23,006	$(2,142)	$131,537
Gross profit (GAAP)	$23,758	$4,958	$2,081	$(5)	$30,792
Acquisition-related amortization	11	—	—	—	11
LIFO provision	84	—	—	—	84
Hurricane-related costs	43	—	—	—	43

Adjusted gross profit (Non-GAAP measure)	$23,896	$4,958	$2,081	$(5)	$30,930

Selling, general and administrative expenses (GAAP)[2]	$18,971	$4,134	$1,594	$(5)	$24,694
Acquisition-related amortization	(249)	(105)	(83)	—	(437)
Acquisition-related costs	(231)	—	—	—	(231)
Store optimization	(100)	—	—	—	(100)
Certain legal and regulatory accruals and settlements[3]	(284)	—	—	—	(284)
Asset recovery	15	—	—	—	15
Hurricane-related costs	(40)	—	—	—	(40)

Adjusted selling, general and administrative expenses (Non-GAAP measure)[2]	$18,082	$4,029	$1,511	$(5)	$23,617

Operating income (GAAP)[2]	$4,787	$824	$678	$—	$6,289
Acquisition-related amortization	260	105	83	—	448
Acquisition-related costs	231	—	—	—	231
Adjustments to equity earnings in AmerisourceBergen	—	—	175	—	175
Store optimization	100	—	—	—	100
LIFO provision	84	—	—	—	84
Certain legal and regulatory accruals and settlements[3]	284	—	—	—	284
Asset recovery	(15)	—	—	—	(15)
Hurricane-related costs	83	—	—	—	83

Adjusted operating income (Non-GAAP measure)[2]	$5,814	$929	$936	$—	$7,679

Gross margin (GAAP)	24.1%	40.4%	9.0%		23.4%
Adjusted gross margin (Non-GAAP measure)	24.3%	40.4%	9.0%		23.5%
Selling, general and administrative expenses percent to sales (GAAP)[2]	19.3%	33.7%	6.9%		18.8%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)[2]	18.4%	32.8%	6.6%		18.0%
Operating margin (GAAP)[2,4]	4.9%	6.7%	2.1%		4.6%
Adjusted operating margin (Non-GAAP measure)[2,4]	5.9%	7.6%	2.5%		5.6%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month periods ended August 31, 2019 includes AmerisourceBergen equity earnings for the periods of April 1, 2019 through June 30, 2019 and July 1, 2018 through June 30, 2019, respectively. Operating income for the three and twelve month periods ended August 31, 2018 includes AmerisourceBergen equity earnings for the period of April 1, 2018 through June 30, 2018 and July 1, 2017 through June 30, 2018, respectively.

[2]

The company adopted new accounting guidance in Accounting Standards Update 2017-07 as of September 1, 2018 (fiscal 2019) on a retrospective basis for the Consolidated Statements of Earnings presentation. This change resulted in reclassification of all the other net cost components (excluding service cost component) of net pension cost and net postretirement benefit cost from selling, general and administrative expenses to other income (expense) with no impact on the company’s net earnings.

[3]	See note 2 on page 13.
[4]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended August 31,		Twelve months ended August 31,
	2019	2018	2019	2018
Equity earnings in AmerisourceBergen (GAAP)	$59	$49	$164	$191
Gain on sale of equity investment	—	—	(3)	—
U.S. tax law changes	—	—	(17)	(152)
Acquisition-related amortization	30	32	125	119
LIFO provision	(2)	(3)	—	(15)
Anti-Trust	—	—	(28)	—
Litigation settlements and other	12	14	9	199
Early debt extinguishment	—	(7)	—	(2)
Loss on previously held equity interest	—	—	—	11
Asset Impairment	(1)	—	129	8
PharMEDium remediation costs	4	3	16	7

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$101	$88	$397	$366

ADJUSTED EFFECTIVE TAX RATE

	Three months ended August 31, 2019			Three months ended August 31, 2018
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$708	$26	3.7%	$1,661	$159	9.6%
Impact of non-GAAP adjustments	688	111		67	(20)
U.S. tax law changes	—	5		—	169
Adjusted tax rate true-up	—	(8)		—	(6)
Equity method non-cash tax	—	(9)			(11)

Subtotal	$1,396	$125		$1,728	$291
Exclude adjusted equity earnings in AmerisourceBergen	(101)	—		(88)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,295	$125	9.6%	$1,640	$291	17.7%

	Twelve months ended August 31, 2019			Twelve months ended August 31, 2018
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$4,527	$588	13.0%	$5,975	$998	16.7%
Impact of non-GAAP adjustments	1,789	291		1,254	193
U.S. tax law changes	—	8		—	125
Equity method non-cash tax	—	(18)		—	(25)

Subtotal	$6,316	$870		$7,229	$1,291
Exclude adjusted equity earnings in AmerisourceBergen	(397)	—		(366)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$5,919	$870	14.7%	$6,863	$1,291	18.8%

FREE CASH FLOW

	Three months ended August 31,		Twelve months ended August 31,
	2019	2018	2019	2018
Net cash provided by operating activities (GAAP)[1]	$2,378	$2,817	$5,594	$8,263
Less: Additions to property, plant and equipment	(456)	(384)	(1,702)	(1,367)

Free cash flow (Non-GAAP measure)[2]	$1,923	$2,433	$3,892	$6,896

[1]

The company adopted new accounting guidance in Accounting Standards Update 2016-18 as of September 1, 2018 (fiscal 2019) on a retrospective basis for the Consolidated Statements of Cash Flows presentation. This change resulted in restricted cash being included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the Consolidated Statement of Cash Flows.

[2]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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